Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Kezar Life Sciences, Inc.:

We consent to the use of our report dated March 11, 2021, with respect to the consolidated financial statements of Kezar Life Sciences, Inc., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California

December 17, 2021